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Exhibit 10.69

FIRST AMENDMENT TO INDUSTRIAL LEASE - MULTI-TENANT

        THIS FIRST AMENDMENT TO INDUSTRIAL LEASE - MULTI-TENANT (this "First Amendment") is made and entered into as of November 30, 2001, by and between AMB PROPERTY, L.P., a Delaware limited partnership ("Landlord"), and ABGENIX, INC., a Delaware corporation ("Tenant").

RECITALS:

        A.    Landlord and Tenant entered into that certain Industrial Lease - Multi-Tenant dated as of February 8, 2001 (the "Lease") respecting the lease of certain "Premises" (as more particularly described in the Lease) located at 34551 Ardenwood Boulevard in the City of Fremont, State of California, containing approximately 73,887 Rentable Square Feet (the "Current Premises"). All initial capitalized terms used herein but not herein defined shall have the meaning ascribed to such terms in the Lease.

        B.    Landlord and Tenant now desire to enter into this First Amendment to amend the Lease to provide, among other things, (i) for Tenant's lease from Landlord of certain additional premises containing approximately 24,000 Rentable Square Feet of area, located on the first and second floor within 6401 Kaiser Drive and approximately as shown on the floor plans attached hereto as Schedule 1 and incorporated herein by this reference (the "First Additional Premises") commencing upon the "First Additional Premises Commencement Date" (as hereinafter defined), and (ii) for Tenant's lease from Landlord of certain additional premises containing an aggregate of approximately 33,499 Rentable Square Feet of area, located on the first and second floor within 6401 Kaiser Drive and the ground floor at 6473 Kaiser Drive and approximately as shown on the floor plans attached hereto as Schedule 1 (collectively, the "Second Additional Premises") commencing upon the "Second Additional Premises Commencement Date" (as hereinafter defined), all as more particularly provided herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

        1.    Notwithstanding anything to the contrary contained in the Lease, from and after the date (the "First Additional Premises Commencement Date") which is the later to occur of (a) the "Execution Date" (as hereinafter defined), or (b) November 19, 2001, which November 19, 2001 date shall be subject to extension for delays in delivery of the First Additional Premises beyond the reasonable control of Landlord, including, without limitation, failure of the existing tenant of the First Additional Premises to surrender possession of the First Additional Premises to Landlord, the "Premises" leased by Tenant pursuant to the Lease (as hereby amended) shall be deemed to include both the Current Premises plus the First Additional Premises. The parties hereby agree that the First Additional Premises shall be deemed to contain 24,000 Rentable Square Feet of area for all purposes of the Lease (as hereby amended), notwithstanding any deviation in actual area therein. The lease of the First Additional Premises pursuant hereto shall be subject to all terms and conditions of the Lease, as applicable to the Current Premises, subject to the following:

          (a)  The Term of the lease of the First Additional Premises shall commence upon the First Additional Premises Commencement Date and shall be co-terminous with the Term applicable to the Current Premises (expiring upon the expiration of the Term of the Lease on April 30, 2011, unless the Term of the Lease is extended pursuant to Lease Addendum Three (entitled "Options to Extend"): provided that each such option to extend the Term of the Lease may be exercised only with respect to the entirety of the then Premises, including, without limitation, the First Additional Premises).

          (b)  (i)    The parties hereby agree and acknowledge that (1) Tenant has had an opportunity to inspect the First Additional Premises, (2) on the First Additional Premises Commencement Date, Tenant shall accept the First Additional Premises in its then "AS IS" condition and state of repair (except as provided in clause (3) below and except for Landlord's ongoing maintenance and repair obligations as to the Premises, as expanded to include the Second Additional Premises, as provided in the Lease), (3) Landlord shall not have any obligation to make any improvements or alterations to the First Additional Premises or provide any allowance for improvement of the First Additional Premises, except, however, that to the extent that Tenant's First Additional Premises Improvements trigger any governmentally mandated changes to the Common Areas located outside of the Building required to cause such non-Building Common Areas to comply with applicable laws, then Landlord shall perform such non-Building Common Area compliance work at Landlord's sole cost, and (4) neither Landlord, nor any of Landlord's employees, agents or representatives, has made any oral or written representations or warranties, express or implied, with respect to the First Additional Premises except as expressly set forth in this First Amendment.

            (ii)  However, notwithstanding anything to the contrary contained in the foregoing, the parties hereby agree and acknowledge that (1) as of the First Additional Premises Commencement Date, the First Additional Premises shall not yet be separately demised from the portion of the Second Additional Premises located at 6401 Kaiser Drive (the "6401 Kaiser Second Additional Premises") either in terms of location of demising walls, or as to separation of utilities serving the First Additional Premises as opposed to the 6401 Kaiser Second Additional Premises; and (2) Landlord is concurrently herewith entering into an amendment to Landlord's existing lease with the tenant leasing the 6401 Kaiser Second Additional Premises (the "Other Tenant"), to provide for the removal of the First Additional Premises from the premises leased by such Other Tenant as of the day prior to the First Additional Premises Commencement Date. Accordingly, promptly after the First Additional Premises Commencement Date, as a part of the "First Additional Premises Improvements" (as hereinafter defined), Tenant shall perform such work (collectively, the "Demising Work") as is required to separately demise the First Additional Premises from the 6401 Kaiser Second Additional Premises (both in terms of installation of demising walls and as to separation of utilities serving the First Additional Premises as opposed to the 6401 Kaiser Second Additional Premises), in accordance with applicable permits and other governmental requirements (and other provisions of the Lease, as hereby amended, governing the making of the First Additional Premises Improvements), including, without limitation, separation of utilities with separate meters for separate measurement of utilities within both the First Additional Premises and the 6401 Kaiser Second Additional Premises. The separation of electrical service for the First Additional Premises and the 6401 Kaiser Second Additional Premises shall be performed in accordance with specifications therefor reasonably approved by Landlord so as to ensure reasonably sufficient electrical capacity for both spaces. The Demising Work shall not be deemed completed unless and until Landlord has received evidence reasonably satisfactory to Landlord of the "sign off" by governmental authorities upon such Demising Work (including, without limitation, whatever approvals, if any, as may be required to allow occupancy of both the First Additional Premises and the 6401 Kaiser Second Additional Premises as separate demised spaces) and Landlord has confirmed by inspection the completion of such Demising Work, which Landlord hereby agrees to do promptly following Tenant's delivery to Landlord of written notice of the completion of such Demising Work. Tenant hereby agrees to complete the Demising Work pursuant hereto in a commercially prompt manner following the First Additional Premises Commencement Date. Tenant shall reasonably cooperate with the Other Tenant to coordinate shared occupancy of the non-separately demised First Additional Premises by the Tenant and the 6401 Kaiser Second Additional Premises by the Other Tenant from and after the First Additional Premises

    Commencement Date through to the completion of the Demising Work, including, without limitation, security issues, avoidance of interference with the operation of business by the Other Tenant in connection with the performance of the Demising Work and by Tenant's payment to the Other Tenant of the First Additional Premises' reasonable share of non-separated utility services serving both the First Additional Premises and the 6401 Kaiser Second Additional Premises within fifteen (15) days following billing therefor (which payment shall be deemed to constitute additional rent payable under the Lease) from the Other Tenant during such period. Landlord represents that Landlord shall obtain covenants from the Other Tenant to similarly reasonably cooperate with Tenant to coordinate with Tenant as to the shared occupancy of the non-separately demised First Additional Premises by the Tenant and the 6401 Kaiser Second Additional Premises from and after the First Additional Premises Commencement Date through to the completion of the Demising Work.

            (iii)  Any improvements which Tenant desires to make to the First Additional Premises which shall include, without limitation, the Demising Work (collectively, the "First Additional Premises Improvements") shall be performed by Tenant at Tenant's sole cost and expenses, in a good and workmanlike, lien-free manner, in compliance with all applicable laws, in accordance with plans and specifications therefor reasonably approved in advance by Landlord in a commercially prompt manner, and subject to the provisions of Lease Exhibit E, but modified only to reflect that such work is being performed in the First Additional Premises (rather than the Current Premises), and the Completion Date with respect to such work shall be the date which is six (6) months following the First Additional Premises Commencement Date (except that Tenant shall complete performance of the Demising Work within sixty (60) days following the First Additional Premises Commencement Date and the remainder of the Demising Work within one hundred fifty (150) days following the First Additional Premises Commencement Date), but the First Additional Premises Commencement Date shall occur as provided in the first paragraph of this Section 1 above, notwithstanding the timing of the occurrence of the Completion Date as to such First Additional Premises Improvements.

          (c)  Monthly Base Rent allocable to the First Additional Premises, which shall be payable in addition to and in the same manner as monthly Base Rent allocable to the Current Premises (and, from and after the Second Additional Premises Commencement Date, in addition to and in the same manner as monthly Base Rent allocable to the Second Additional Premises), shall be as follows (with "Months" below calculated from the First Additional Premises Commencement Date, such that, by way of example and without limitation, month 1 shall mean the initial month commencing with the First Additional Premises Commencement Date, and month 2 means the month following the initial month commencing with the First Additional Premises Commencement Date):

Months	Monthly Base Rent
1	$0.00
2 through and including 13	$43,200.00
14 through and including 25	$44,640.00
26 through and including 37	$54,000.00
38 through and including 49	$55,890.00
50 through and including 61	$57,846.15
62 through and including 73	$59,870.77
74 through and including 85	$61,966.24
86 through and including 97	$64,135.06
98 through and including 109	$66,379.79
110 through and including April 30, 2011	$68,703.08

  Monthly Base Rent allocable to the First Additional Premises during the First Extended Term and the Second Extended Term (in the event of the extension of the Lease Term thereby) shall be determined in the same manner as monthly Base Rent allocable to the Current Premises and Second Additional Premises during such period pursuant to Lease Addendum Three (entitled "Options to Extend"). Tenant shall prepay to Landlord concurrent with the execution of this First Amendment, the sum of $43,200.00, which shall be applied by Landlord to Tenant's obligations for monthly Base Rent allocable to the First Additional Premises first coming due under the Lease (as hereby amended).

          (d)  From and after the commencement of the second month following the First Additional Premises Commencement Date, the Premises shall be deemed to contain 97,887 Rentable Square Feet of area and Tenant's Share of Operating Expenses shall be increased (to reflect the additional square footage of the First Additional Premises) to equal the sum of 33.11%. The parties acknowledge that the foregoing is intended to result in an abatement of Tenant's obligation for payment of Tenant's Share of Operating Expenses allocable to the First Additional Premises for the initial month following the First Additional Premises Commencement Date.

          (e)  From and after the First Additional Premises Commencement Date, in addition to the parking to which Tenant is entitled allocable to the Current Premises under the Lease, Tenant shall be entitled to non-exclusive use of an additional 3.5 undesignated vehicle parking spaces, unreserved and unassigned, on those portions of the Common Areas designated by Landlord for such parking, per each 1,000 Rentable Square Feet within the First Additional Premises (rounded to the nearest whole number of parking spaces).

          (f)    Landlord represents that (i) Landlord is the owner of the First Additional Premises, and (ii) Landlord has the right to lease the First Additional Premises to Tenant, subject to the provisions of this First Amendment.

        2.    Notwithstanding anything to the contrary contained in the Lease, from and after a date (the "Second Additional Premises Commencement Date") specified by Landlord upon not less than fifty (50) days prior written notice from Landlord to Tenant provided that in no event shall the Second Additional Premises Commencement Date be earlier than February 1, 2003 and in no event shall the Second Additional Premises Commencement Date be later than November 1, 2003 (subject to extension for delays in delivery of the Second Additional Premises beyond the reasonable control of Landlord, including, without limitation, failure of the existing tenant of the Second Additional Premises to surrender possession of the Second Additional Premises to Landlord by such date), the "Premises" leased by Tenant pursuant to the Lease (as hereby amended) shall be deemed to include both the Current Premises, the First Additional Premises and the Second Additional Premises. The parties hereby agree that the Second Additional Premises shall be deemed to contain 33,499 Rentable Square Feet of area for all purposes of the Lease (as hereby amended), notwithstanding any deviation in actual area therein. The lease of the Second Additional Premises pursuant hereto shall be subject to all terms and conditions of the Lease as applicable to the Current Premises, subject to the following:

          (a)  The Term of the lease of the Second Additional Premises shall commence upon the Second Additional Premises Commencement Date and shall be co-terminous with the Term applicable to the Current Premises (expiring upon the expiration of the Term of the Lease on April 30, 2011, unless the Term of the Lease is extended pursuant to Lease Addendum Three (entitled "Options to Extend"); provided that each such option to extend the Term of the Lease may be exercised only with respect to the entirety of the then Premises, including, without limitation, the First Additional Premises and the Second Additional Premises.

          (b)  (i)    The parties hereby agree and acknowledge that (1) Tenant has had an opportunity to inspect the Second Additional Premises, (2) on the Second Additional Premises Commencement Date, Tenant shall accept the Second Additional Premises in its then "AS IS" condition and state of repair (except as provided in clause (3) below and except for Landlord's ongoing maintenance and repair obligations as to the Premises, as expanded to include the Second Additional Premises, as provided in the Lease), (3) Landlord shall not have any obligation to make any improvements or alterations to the Second Additional Premises or provide any allowance for improvement of the Second Additional Premises, except, however, that to the extent that Tenant's Second Additional Premises Improvements trigger any governmentally mandated changes to the Common Areas located outside of the Building required to cause such non-Building Common Areas to comply with applicable laws, then Landlord shall perform such non-Building Common Area compliance work at Landlord's sole cost, and (4) neither Landlord, nor any of Landlord's employees, agents or representatives, has made any oral or written representations or warranties, express or implied, with respect to the Second Additional Premises except as expressly set forth in this First Amendment.

            (ii)  Any improvements which Tenant desires to make to the Second Additional Premises (collectively, the "Second Additional Premises Improvements") shall be performed by Tenant at Tenant's sole cost and expenses, in a good and workmanlike, lien-free manner, in compliance with all applicable laws, in accordance with plans and specifications therefor reasonably approved in advance by Landlord in a commercially prompt manner, and subject to the provisions of Lease Exhibit E, but modified only to reflect that such work is being performed in the Second Additional Premises (rather than the Current Premises), and the Completion Date with respect to such work shall be the date which is six (6) months following the Second Additional Premises Commencement Date, but the Second Additional Premises Commencement Date shall occur as provided in the first paragraph of this Section 2 above, notwithstanding the timing of the occurrence of the Completion Date as to such Second Additional Premises Improvements.

          (c)  Monthly Base Rent allocable to the Second Additional Premises, which shall be payable in addition to and in the same manner as monthly Base Rent allocable to the Current Premises and the First Additional Premises shall be as follows:

Months	Monthly Base Rent
For the initial month following the Second Additional Premises Commencement Date	$0.00
From and after the second month following the Second Additional Premises Commencement Date through and including November 30, 2003 (if the Second Additional Premises Commencement Date occurs prior to December 1, 2003)	$75,372.75
December 1, 2003 through and including November 30, 2004	$78,010.80
December 1, 2004 through and including November 30, 2005	$80,741.17
December 1, 2005 through and including November 30, 2006	$83,567.12
December 1, 2006 through and including November 30, 2007	$86,491.96
December 1, 2007 through and including November 30, 2008	$89,519.18
December 1, 2008 through and including November 30, 2009	$92,652.35
December 1, 2009 through and including November 30, 2010	$95,895.19
December 1, 2010 through and including April 30, 2011	$99,251.52

  Monthly Base Rent allocable to the Second Additional Premises during the First Extended Term and the Second Extended Term (in the event of the extension of the Lease Term thereby) shall be determined in the same manner as Monthly Base Rent allocable to the Current Premises and First Additional Premises during such period pursuant to Lease Addendum Three (entitled "Options to Extend"). Tenant shall prepay to Landlord one month prior to the Second Additional Premises Commencement Date, the sum of $75,372.75, which shall be applied by Landlord to Tenant's obligations for monthly Base Rent allocable to the Second Additional Premises first coming due under the Lease (as hereby amended).

          (d)  From and after the commencement of the second month following the Second Additional Premises Commencement Date, the Premises shall be deemed to contain 131,386 Rentable Square Feet of area and Tenant's Share of Operating Expenses shall be increased (to reflect the additional square footage of the Second Additional Premises) to equal the sum of 44.44%. The parties acknowledge that the foregoing is intended to result in an abatement of Tenant's obligation for payment of Tenant's Share of Operating Expenses allocable to the Second Additional Premises for the initial month following the Second Additional Premises Commencement Date.

          (e)  From and after the Second Additional Premises Commencement Date, in addition to the parking to which Tenant is entitled allocable to the Current Premises under the Lease and the parking to which Tenant is entitled allocable to the First Additional Premises as provided in Section 1 above, Tenant shall be entitled to non-exclusive use of an additional 3.5 undesignated vehicle parking spaces, unreserved and unassigned, on those portions of the Common Areas designated by Landlord for such parking, per each 1,000 Rentable Square Feet within the Second Additional Premises (rounded to the nearest whole number of parking spaces).

          (f)    Landlord represents that (i) Landlord is the owner of the Second Additional Premises, and (ii) Landlord has the right to lease the Second Additional Premises to Tenant, subject to the provisions of this First Amendment.

        3.    Except as expressly provided in Section 4 below, nothing contained in this First Amendment shall be deemed to modify or otherwise affect the respective obligations of the parties under the Lease as they relate to the Current Premises.

        4.        (a)    The amount of the Letter of Credit required under the Lease is hereby increased by Two Hundred Twenty-Two Thousand Two Hundred Dollars ($222,200.00) to equal Three Million Two Hundred Twenty-Two Thousand Two Hundred Dollars ($3,222,200.00). Concurrently with Tenant's execution of this First Amendment, Tenant shall deliver to Landlord either (i) supplemental documentation necessary to increase the existing Letter of Credit to equal such required Letter of Credit amount of Three Million Two Hundred Twenty-Two Thousand Two Hundred Dollars ($3,222,200.00), or (ii) a replacement Letter of Credit in the amount of Three Million Two Hundred Twenty-Two Thousand Two Hundred Dollars ($3,222,200.00) in the event of which replacement, Landlord shall return to Tenant, undrawn, the existing Letter of Credit held by Landlord under the Lease. Such supplemented or replacement Letter of Credit in such increased amount shall be governed by the provisions of the Lease applicable to the Letter of Credit (including, without limitation, the provisions of the Lease Paragraph 5.2 allowing reduction in the amount of the Letter of Credit).

          (b)  Upon the Second Additional Premises Commencement Date, the amount of the Letter of Credit required under the Lease shall be further increased by Two Hundred Seventy-Seven Thousand Eight Hundred Dollars ($277,800.00) to equal Three Million Five Hundred Thousand Dollars ($3,500,000.00). Not later than the Second Additional Premises Commencement Date, Tenant shall deliver to Landlord either (i) supplemental documentation necessary to increase the existing Letter of Credit to equal such required Letter of Credit amount of Three Million Five Hundred Thousand Dollars ($3,500,00.00), or (ii) a replacement Letter of Credit in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) in the event of which replacement, Landlord shall return to Tenant, undrawn, the existing Letter of Credit held by Landlord under the Lease. Such supplemented or replacement Letter of Credit in such increased amount shall be governed by the provisions of the Lease applicable to the Letter of Credit (including, without limitation, the provisions of the Lease Paragraph 5.2 allowing reduction in the amount of the Letter of Credit).

        5.    Landlord and Tenant each represent and warrant that it has had no dealings with any real estate broker or agent in connection with the lease of the First Additional Premises or the Second Additional Premises or the negotiation of this First Amendment, and that it knows of no real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with the lease of the First Additional Premises or the Second Additional Premises or this First Amendment other than Colliers International (as Landlord's broker) and CRESA Partners (as Tenant's broker) and The Staubach Company (as Other Tenant's broker). Pursuant to separate understanding between Landlord and Landlord's broker, Landlord shall be solely responsible for payment of the commission owing to such Landlord's broker in connection with the lease of the First Additional Premises, the Second Additional Premises and this First Amendment, and Landlord's broker shall separately compensate Tenant's broker in connection herewith from such commission payable to Landlord's broker. Pursuant to separate agreement, Tenant shall be solely responsible for payment of the commission owing to such Other Tenant's broker in connection with the lease of the First Additional Premises, the Second Additional Premises and this First Amendment. In the event of any claim for broker's or finder's fees or commissions in connection with the lease of the First Additional Premises or the Second Additional Premises or this First Amendment other than as specified in the foregoing, Landlord shall indemnify, hold harmless and defend Tenant from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys' fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Landlord, and Tenant shall indemnify, hold harmless and defend Landlord from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys' fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Tenant.

        6.    Landlord and Tenant both certify as follows: (a) the Lease is in full force and effect, and (b) to the knowledge of the certifying party, neither party is in default in the performance of its respective obligations under the Lease.

        7.    Landlord represents to Tenant that there is no existing Mortgage with respect to the Premises, the First Additional Premises or the Second Additional Premises, and the provisions of Lease Paragraph 16.18 shall continue in full force and effect with respect to the Premises (as expanded in accordance herewith to include the First Additional Premises and the Second Additional Premises).

        8.    Except as specifically amended by this First Amendment, the Lease shall remain in full force and effect. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.

        9.    Each party shall specify the date it executes this First Amendment adjacent to its respective signature below and the last of such dates of the execution of this First Amendment by a party hereto shall be deemed to constitute the "Execution Date" for all purposes of this First Amendment.

        10.  This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Landlord and Tenant have entered into this First Amendment as of the date first written above.

LANDLORD:			TENANT:
AMB PROPERTY, L.P., a Delaware limited partnership			ABGENIX, INC., a Delaware corporation
By:	AMB PROPERTY CORPORATION, a Maryland corporation,		By:	/s/ Kurt Leutzinger
	its general partner		Print Name:	Kurt Leutzinger
	By:	/s/ John Rossi	Its:	Chief Financial Officer
	Print Name:	John Rossi	By:
	Its:	SVP	Print Name:
Its:

SCHEDULE I

Depiction of the First Additional Premises and the Second Additional Premises

[Depiction of Premises]

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FIRST AMENDMENT TO INDUSTRIAL LEASE - MULTI-TENANT
RECITALS
SCHEDULE I Depiction of the First Additional Premises and the Second Additional Premises